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                                                                     Exhibit 5.1

                       [Host Marriott Corp. Letterhead]



                               September 10, 1997


HMH Properties, Inc.
10400 Fernwood Road
Bethesda, MD 20817-1109


                        Re: Offer to Exchange 8 7/8% Senior Notes due 2007, series B for All Outstanding 8 7/8% Senior Notes due 2007, series A
                              -----------------------------------------

Ladies and Gentlemen:

          I am Senior Vice President and General Counsel of Host Marriott Corporation ("Host Marriott") and have acted as counsel for Host Marriott, HMH Properties, Inc., a Delaware corporation (the "Company") and their subsidiaries, in connection with the registration of $600 million aggregate principal amount of 8 7/8% Senior Notes due 2007, series B (the "Exchange Notes") by the Company, and the guarantees of the Exchange Notes (the "Guarantees") by such subsidiaries, on Form S-4 (Registration No. 333-33723) filed with Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on August 15, 1997 (the "Registration Statement").

          This opinion is being delivered in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

          In my capacity as counsel to the Company in connection with the filing of the Registration Statement, I am familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Exchange Notes. In addition, I have made such legal and factual examinations and inquires, including an examination of originals or copies, certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

          In my examination, I have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the
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conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

          Subject to the foregoing and the other matters set forth herein, it is my opinion that upon issuance thereof in the manner described in the Registration Statement, the Exchange Notes will be legally valid and binding obligations of the Company, except as may be limited by (i) the effect of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

          [To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, I assume for purposes of this opinion that the Indenture Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Indenture Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Indenture Trustee and constitutes the legally valid, binding and enforceable obligation of the Indenture Trustee enforceable against the Indenture Trustee in accordance with its terms; that the Indenture Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Indenture Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.]

          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and the reference to me under the heading "Legal Opinions" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.



                                   Very truly yours,


                                   /s/ Christopher G. Townsend
                                   Christopher G. Townsend